Exhibit 99

April 25, 2012

Phoenix, Arizona

Knight Transportation Reports Revenue and Net Income for the First Quarter Ended March 31, 2012

Knight Transportation, Inc. (NYSE: KNX), one of North America’s largest truckload transportation companies, today reported revenue and net income for the first quarter ended March 31, 2012.

For the quarter, total revenue increased 17.7% to $219.5 million from $186.5 million in the first quarter in 2011.  Revenue before fuel surcharge increased 16.7% to $175.6 million from $150.5 million in the first quarter of 2011.  Net income increased to $10.5 million, or $0.13 per diluted share, from $9.9 million, or $0.12 per diluted share, in the first quarter of 2011.  The 2012 quarter included a previously announced $4.0 million pretax non-cash stock compensation charge ($3.9 million after tax) relating to the accelerated vesting of certain stock options that had been issued prior to 2009.  Excluding the non-cash charge, net income for the first quarter of 2012 would have been $14.4 million, or $0.18 per diluted share.

Below is a summary of our key financial results for the first quarter excluding the $4.0 million pretax non-cash stock compensation charge ($3.9 million after tax) recorded in the first quarter of 2012:

	Three Months Ended March 31,
	(dollars in thousands, except per share data)

	2012	2011	% Change
Total revenue	$219,532	$186,473	17.7%
Revenue, excluding fuel surcharge	$175,599	$150,499	16.7%
Income from operations(1)	$23,815	$15,948	49.3%
Net income (1)	$14,440	$9,856	46.5%
Earnings per diluted share (1)	$0.18	$0.12	54.7%

(1)Excludes the $4.0 million pretax non-cash stock compensation charge ($3.9 million after tax) recorded in the first quarter of 2012

The company previously announced a quarterly cash dividend of $0.06 per share to shareholders of record on March 2, 2012, paid on March 30, 2012.

Chairman and Chief Executive Officer, Kevin P. Knight, offered the following comments:

“In the first quarter of 2012 we experienced a more favorable freight environment when compared to the same period in 2011.  We continued to grow each of our businesses and gain additional market share.  The core operating fundamentals of our asset-based businesses demonstrated continued improvement compared with the first quarter of 2011.  In the first quarter 2012, our revenue per tractor (excluding fuel surcharge) improved 10.3% as a result of a 7.3% improvement in miles per tractor and a 2.8% improvement in revenue per total mile (excluding fuel surcharge) with a 2.6% longer length of haul.  This marks the ninth consecutive quarter with year-over-year improvement in revenue per tractor.  In addition to improved production year-over-year, we also grew our average tractor count.  Our non-asset based brokerage and intermodal businesses also continued to see double-digit revenue growth and are becoming a more meaningful percentage of our total revenue.

“Improved asset productivity contributed to meaningful margin improvement in our dry van and refrigerated businesses.  The following chart reflects the year-over-year operating ratio comparison and revenue growth (excluding fuel surcharge revenue) for each of our businesses.

	Operating ratios(2)		Revenue growth, (excluding fuel surcharge)
	2012	2011
Dry van	84.9%	89.8%	9.1%
Refrigerated	84.3%	86.3%	13.7%
Port and Rail Services	94.2%	87.9%	27.9%
Brokerage	92.9%	93.9%	20.0%

Consolidated	86.4%	89.4%	16.7%

(2)Operating ratio is defined as total operating expenses, net of fuel surcharge, as a percentage of revenue before fuel surcharge.  The $4.0 million non-cash stock compensation charge recorded in the first quarter 2012 is excluded from the individual business operating ratios and the consolidated operating ratio.

“Our primary objective is to operate with industry leading growth and profitability.  We have remained committed to growing our company fleet as justified by returns as well as our total accessible capacity by expanding our network of third-party equipment providers.  We recently celebrated reaching the 4,000 truck mark in our company fleet.  In addition, through our third-party network, we have access to more than 10,000 carriers as well as major railroads for intermodal service.  Since inception, our operations have supported substantial growth, and we expect additional growth opportunities in a strengthening economic environment.

“Sustained higher fuel prices continue to be a challenge for the industry.  In the first quarter of 2012 the average price of diesel increased 9.8% when compared to the same period last year.  Fuel surcharges from our customers help us recover most of the increases.  In addition, we continue to mitigate the unrecovered portion of rising fuel expense by effectively improving the driving behavior of our driving associates.  We also continue to update our fleet with more fuel efficient post-2010 EPA emission compliant engines, install aerodynamic devices on our tractors, and equip our trailers with trailer blades, which lead to meaningful fuel efficiency improvements.

“Driver availability remains one of our major concerns this year as we experienced a tightening driver market in the latter part of first quarter 2012.  Successfully sourcing and retaining drivers will be critical in our ability to continue to grow our asset-based businesses.  Given these concerns, we feel well positioned that our driver development and training programs will enable us to source driving associates and develop them into Knight company drivers.  We also feel our decentralized service center network, regional freight lanes, late-model tractor fleet, financial strength, and overall culture offer competitive advantages in recruiting and retaining qualified driving associates.

“Our combined fleet finished the quarter with 4,032 tractors compared to 3,878 last year, an increase of 4.0%.  This includes owner-operators which grew from 464 tractors to 471 tractors in the first quarter this year.  We invested $24.3 million of net capital expenditures in the first quarter, as we continue to maintain a modern tractor fleet with an average age of 1.7 years.  Our gain on sale of revenue equipment increased to $2.7 million in the first quarter of 2012 from $1.1 million in the first quarter of 2011.

“We have returned $95.9 million to our shareholders in the form of quarterly dividends and stock repurchases over the twelve-month period ending March 31, 2012.  We did not repurchase any shares in the first quarter of 2012.  Our cash balance at March 31, 2012, was $11.6 million and we ended the first quarter with $489.4 million of shareholders' equity.

“Acquisitions and investments continue to be part of our growth strategy, and we continue to evaluate strategic opportunities to enhance the returns for our shareholders over time.  In the current environment we feel well positioned to capitalize on opportunities to grow in each of our businesses.

“The majority of the $4.0 million pretax non-cash stock compensation charge was not allowed as a tax deduction. Therefore, our effective tax rate was 46.7% for the quarter and is reflected in the $3.9 million after-tax amount described above.  We expect our effective tax rate to return to historical levels in future periods.”

The company will hold a conference call on April 25, 2012, at 4:30 PM EDT, to further discuss its results of operations for the quarter ended March 31, 2012. The dial in number for this conference call is 1-877-743-0363 and the conference ID number is 70197857. Slides to accompany this call will be posted on the company’s website and will be available to download prior to the scheduled conference time.  To view the presentation, please visit http://investors.knighttrans.com/presentations, “First Quarter 2012 Conference Call Presentation.”

Knight Transportation, Inc. is a provider of multiple truckload transportation services using a nationwide network of service centers in the U.S. to serve customers throughout North America.  In addition to operating one of the country’s largest tractor fleets, Knight also partners with third-party equipment providers to provide a broad range of truckload services to its customers while creating quality driving jobs for our driving associates and successful business opportunities for owner-operators.

INCOME STATEMENT DATA:	Three Months Ended March 31,
	(Unaudited, in thousands, except per share amounts)

	2012	2011
REVENUE:
Revenue, before fuel surcharge	$175,599	$150,499
Fuel surcharge	43,933	35,974
TOTAL REVENUE	219,532	186,473

OPERATING EXPENSES:
Salaries, wages and benefits	60,956	50,936
Fuel expense - gross	57,311	49,699
Operations and maintenance	13,737	11,728
Insurance and claims	7,645	6,221
Operating taxes and licenses	4,103	3,711
Communications	1,395	1,325
Depreciation and amortization	20,372	18,474
Purchased transportation	31,860	25,439
Miscellaneous operating expenses	2,319	2,992
	199,698	170,525
Income From Operations	19,834	15,948

Interest income	112	345
Interest expense	(128)	-
Other income	197	8
Income before income taxes	20,015	16,301
INCOME TAXES	9,356	6,445
Net Income	10,659	9,856
Net income attributable to noncontrolling interest	(113)	-
NET INCOME ATTRIBUTABLE TO KNIGHT TRANSPORTATION	$10,546	$9,856
Net Income Per Share
- Basic	$0.13	$0.12
- Diluted	$0.13	$0.12
Weighted Average Shares Outstanding
- Basic	79,531	83,770
- Diluted	80,046	84,503

BALANCE SHEET DATA:
	03/31/12	12/31/11
ASSETS	(Unaudited, in thousands)
Cash and cash equivalents	$11,614	$9,584
Accounts receivable, net	105,603	101,319
Notes receivable, net	1,017	1,034
Related party notes and interest receivable	2,814	2,868
Prepaid expenses	18,399	10,131
Assets held for sale	19,442	19,416
Other current assets	10,485	9,605
Income tax receivable	-	3,821
Current deferred tax asset	2,901	2,319
Total Current Assets	172,275	160,097

Property and equipment, net	544,766	547,033
Notes receivable, long-term	3,650	3,987
Goodwill	10,290	10,295
Other assets and restricted cash	18,859	16,171
Total Assets	$749,840	$737,583

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$6,711	$14,322
Accrued payroll and purchased transportation	10,535	9,096
Accrued liabilities	19,722	13,645
Claims accrual - current portion	13,808	12,875
Dividend payable - current portion	92	77
Total Current Liabilities	50,868	50,015

Claims accrual - long-term portion	8,509	8,693
Long-term dividend payable & other liabilities	2,611	1,457
Deferred income taxes	143,161	145,668
Long-term debt	55,000	55,000
Total Long-term Liabilities	209,281	210,818

Total Liabilities	260,149	260,833

Common stock	797	794
Additional paid-in capital	140,208	132,723
Accumulated other comprehensive income/(loss)	7	(448)
Retained earnings	348,404	343,290
Total Knight Transportation Shareholders' Equity	489,416	476,359
Noncontrolling interest	275	391
Total Shareholders' Equity	489,691	476,750
Total Liabilities and Shareholders' Equity	$749,840	$737,583

	Three Months Ended March 31,
	2012	2011
	(Unaudited)

OPERATING STATISTICS			%
			Change
Average Revenue Per Tractor*	$39,044	$35,393	10.3%

Non-paid Empty Mile Percent	10.7%	10.4%	2.9%

Average Length of Haul	479	467	2.6%

Operating Ratio**	86.4%	89.4%

Average Tractors - Total	3,978	3,880

Tractors - End of Quarter:
Company	3,561	3,414
Owner - Operator	471	464
	4,032	3,878

Trailers - End of Quarter	8,878	8,836

Net Capital Expenditures (in thousands)	$24,290	$2,758

Adjusted Cash Flow From Operations Excluding Change in Short-term Investments (in thousands) ***	$30,255	$25,555

* Includes dry van, refrigerated, and port services revenue excluding fuel surcharge, brokerage revenue, intermodal revenue, and other revenue.

** Operating ratio as reported in this press release is based upon total operating expenses, excluding the non-cash stock compensation charge of $4 million related to the accelerated vesting of certain stock options issued prior to 2009, and net of fuel surcharge, as a percentage of income. We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

*** No adjustment was made to the current year adjusted cash flow from operations of $30,255,000 as there was no change in short-term trading investments. Adjusted cash flow from operations of $25,555,000 for prior year quarter ended March 31, 2011 does not include $34,378,000 increase in short-term trading investments. This item is needed to tie back to cash flow from operations.

In the press release, we provided adjusted cash flow from operations excluding change in short-term investments.  The exclusion of the change in short-term investments is not in accordance with generally accepted accounting principles in the United States ("GAAP").  This non-GAAP financial measure is intended to supplement, but not substitute for, the most directly comparable GAAP measure.  We believe that the non-GAAP financial measure provides meaningful information to assist investors and analysts in understanding our financial results because it excludes an item that may not be indicative or is unrelated to our core operating results.  However, because non-GAAP financial measures are not standardized, investors are strongly encouraged to review our financial statements and publicly filed reports in their entirety and not rely on any single financial measure.  A reconciliation to the most closely-related GAAP measure is provided in the preceding paragraph.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Accordingly, actual results may differ from those set forth in the forward-looking statements. Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact: Knight Transportation, Inc. David A. Jackson, 602-606-6224 President and Chief Financial Officer

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